                                                                  EXHIBIT (d).11
                        INVESTMENT SUB-ADVISORY AGREEMENT

     Agreement dated April 13, 2000 by and between Fortis Advisers, Inc., a Minnesota Corporation (the "Manager") and Massachusetts Financial Services Company, a corporation organized under the laws of Delaware (the "Sub-Adviser") whose principal office is located at 500 Boylston Street, Boston, Massachusetts 02116.

     WHEREAS, the Manager serves as the investment adviser, manager, registrar, transfer agent and dividend disbursing agent for Fortis Series Fund, Inc. (the "Company"), an open-end, management investment company registered with the Securities and Exchange Commission ("SEC") pursuant to the Investment Company Act of 1940, as amended ("1940 Act"), that is comprised of a number of separate series of investments that act as funding vehicles for various variable annuity contracts and variable universal life insurance policies issued by Fortis Benefits Insurance Company ("FBIC") and/or First Fortis Life Insurance Company ("First Fortis");

     WHEREAS, the Manager desires to retain the Sub-Adviser to assist the Manager in furnishing an investment program to the series of the Company identified in Exhibit A attached hereto (the "Portfolios");

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Manager and the Sub-Adviser agree as follows:

     1. APPOINTMENT AND EXPENSES OF THE SUB-ADVISER. The Manager hereby appoints the Sub-Adviser to serve as sub-adviser with respect to the assets of the Portfolios and to perform the services hereinafter set forth and the Sub-Adviser hereby accepts such appointment. The Sub-Adviser agrees, for the compensation herein provided, to assume all obligations herein provided and bear all its personnel and other expenses associated with the performance of its services hereunder. The Company shall be responsible for the Portfolios' administrative and other direct expenses, including, but not limited to: (a) fees pursuant to any plan of distribution that the Portfolios may adopt; (b) the Portfolios' brokerage and commission expenses, including all ordinary and reasonable transaction costs; (c) fees and expenses of pricing services used by the Company to determine the value of the Portfolios' holdings; (d) Federal, state, local and foreign taxes, including issue and transfer taxes incurred by or levied on the Portfolios; (e) interest charges on any Portfolio borrowings;
(f) the Company's organizational and offering expenses; (g) the cost of the Company's personnel providing services to the Company; (h) fees and expenses of registering the Company's shares under the appropriate Federal securities laws and of qualifying the Company's shares under applicable state securities laws and pursuant to any foreign laws; (i) expenses of printing and distributing reports to the Company's shareholders, proxy materials, prospectuses and distribution of dividends; (j) costs of the Company's shareholders' meetings and proxy solicitation; (k) charges and expenses of the Company's custodian and registrar, transfer agent and dividend disbursing agent; (l) compensation of the Company's officers, directors and employees that are not "affiliated persons" or "interested persons" [as defined in Section 2(a) of the 1940 Act and the rules, regulations and releases relating thereto] of the Sub-Adviser;
(m) the Company's legal and auditing expenses; (n) cost of certificates representing shares of the Portfolios; (o) the Company's costs of stationery and supplies; (p) the Company's insurance expenses; (q) the Company's association membership dues; (r) travel expenses of officers and employees of the Sub-Adviser to the extent such expenses relate to the attendance of such persons at meetings at the request of the Board of Directors of the Company (except that a representative of the Sub-Adviser will attend one Board meeting per year, at the Sub-Adviser's own expense); and (s) travel expenses for attendance at Board of Directors meetings by members of the Board of Directors of the Company who are not "interested persons" or "affiliated persons" of the Sub-Adviser. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or on behalf of the Company in any way or otherwise be deemed an agent of the Company.

     2.   DUTIES OF THE SUB-ADVISER.

     2.1 The Sub-Adviser shall formulate and implement a continuing program for the management of the assets of the Portfolios. The Sub-Adviser shall amend and update such program from time to time as financial and other economic conditions warrant. The Sub-Adviser shall make all determinations with respect to the investment of the assets of the Portfolios and shall take such steps as may be necessary to implement the same, including the placement of purchase and sale orders on behalf of the Portfolios. The Manager shall be responsible for the administration of the investment activities of the Company and the Portfolios, including compliance with the requirements of the 1940 Act, except for the investment management activities specifically delegated to the Sub-Adviser pursuant to this Agreement.

     2.2 The Manager acknowledges that the Sub-Adviser is not the compliance agent for the Portfolios or for the Manager, and does not have all of the Portfolios' books and records necessary to perform certain compliance testing. The Sub-Adviser shall perform such compliance testing as it deems reasonable based upon its books and records with respect to the Portfolios and shall certify compliance to the Manager accordingly.

     3.   POWERS OF THE SUB-ADVISER.

     3.1 The Sub-Adviser's power to direct the investment and reinvestment of the assets of the Portfolios shall be exercised in accordance with applicable law, the Company's Articles of Incorporation and the investment objectives, policies and restrictions set forth in the then-current Prospectus and Statement of Additional Information (collectively the "Prospectus") relating to the Portfolios contained in the Company's Registration Statement under the 1940 Act and the Securities Act of 1933, as amended. The Company and/or the Manager may also place additional limitations on the Sub-Adviser's investment decisions by written notice to the Sub-Adviser. The Manager agrees to provide promptly to the Sub-Adviser a copy of the documents mentioned above and all changes made to such documents, together with a list of companies the securities of which are not to be bought or sold for the Portfolios (such list shall include each security name, cusip, sedol and/or applicable ticker) and a list of affiliated brokers and underwriters for reporting transactions under applicable provisions of the 1940 Act. These documents and any amendments thereto shall not be deemed effective with respect to the Sub-Adviser until three business days after its receipt thereof.

     3.2 While the Sub-Adviser will have day-to-day responsibility for the discretionary investment decisions to be made on behalf of the Portfolios, the Sub-Adviser will be subject to oversight by the Manager. Such oversight, however, shall not require prior approval of discretionary investment decisions made by the Sub-Adviser except as may be required by applicable law, the Portfolios' investment policies and restrictions and/or any limitations imposed on the Sub-Adviser by the Company and/or the Manager pursuant to the preceding paragraph. The Manager shall retain the right to instruct the Sub-Adviser to effect any transactions necessary to ensure compliance with the Portfolios' investment policies and restrictions as well as the requirements of Subchapter M of the Internal Revenue Code and the provisions of Section 817(h) of the Internal Revenue Code and the regulations promulgated thereunder.

     3.3 Further, and except as may be qualified elsewhere in this Agreement, the Sub-Adviser is hereby authorized, for and on behalf of the Company, with respect to the Portfolios, in its discretion to:

     (a) exercise any conversion and/or subscription rights available in connection with any securities or other investments held in the Portfolios;

     (b) maintain all or part of the Portfolios' assets uninvested in short-term income-producing instruments for such periods of time as shall be deemed reasonable and prudent by the Sub-Adviser;

     (c) instruct the Custodian, in accordance with the Custodian Agreement, to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Portfolios, and to pay cash for securities or other cash and/or securities instruments delivered to the Custodian and/or credited to the Portfolios upon acquisition of the same for the Portfolios;

     (d) determine how to vote all proxies received with respect to securities held in the Portfolios and direct the Custodian as to the voting of such proxies; and

     (e) generally, perform any other act necessary to enable the Sub-Adviser to carry out its obligations under this Agreement.

     4. SELECTION OF BROKER-DEALERS. The Sub-Adviser shall select the brokers and dealers through whom transactions on behalf of the Portfolios will be executed and the markets on or in which such transactions will be executed and shall place, in the name of the Portfolio or its nominee (or appropriate foreign equivalent), all such orders. In selecting brokers and dealers to execute such transactions, and in negotiating brokerage commissions, and in obtaining research, statistical and other information from brokers and dealers in connection with Portfolio transactions, the Sub-Adviser shall comply with applicable law.

     (a) It is understood that certain other clients (including other funds, portfolios and accounts) of the Sub-Adviser may have investment objectives and policies similar to those of the Portfolios and that the Sub-Adviser may, from time to time, make recommendations that result in the purchase (or sale) of a particular security by its other clients and the Portfolios during the same period of time. If transactions on behalf of more than one client during the same period increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price or quantity. In such event, the Sub-Adviser shall allocate the securities or investments to be purchased or sold, as well as the expenses incurred in the transactions (including price) in a manner the Sub-Adviser considers equitable and consistent with its obligations to the Portfolios and the Sub-Adviser's other clients.

     (b) The Sub-Adviser agrees that it will only enter into transactions that are covered by Section 10(f), Section 17(a) or Section 17(e) of the 1940 Act if it has (i) complied with Rule 10f-3, Rule 17a-7 or Rule 17e-1 thereunder, respectively, or the terms of an appropriate exemptive order issued to the Company by the SEC, and (ii) has complied with the procedures adopted thereunder by the Board of Directors of the Company which may, pursuant to authority granted by the Company, be supplemented by interpretive guidelines of the Manager.

     5. REPORTS AND INFORMATION TO BE PROVIDED BY THE SUB-ADVISER. The Sub-Adviser shall furnish such information and reports relating to the Portfolios, its holdings and transactions involving Portfolio securities as the Manager and/or the Company may reasonably require to fulfill its or their legal responsibilities or to meet regulatory requirements or discharge other duties they may have. Among the subjects of the reports and information to be provided by the Sub-Adviser are the following:

     (a)  Information set forth in Exhibit B, attached hereto;

     (b) Information required by the Manager to satisfy its reporting obligations to the Company arising from the Investment Advisory and Management Agreement between the Manager and the Company;

     (c) Information required by the Manager to determine the Sub-Adviser's compliance with Rule 17j-1 under the 1940 Act with respect to the Sub-Adviser's activities on behalf of the Portfolios;

     (d) Information required by the Manager to determine compliance with Rules 10f-3, 17a-7 and 17e-1 under the 1940 Act with respect to the Sub-Adviser's (or its affiliates') activities on behalf of the Portfolios; and

     (e) Information reasonably necessary to respond to specific inquiries from the Company's management and/or Board of Directors.

     6. NON-EXCLUSIVE SERVICES, CONFLICTS OF INTEREST AND MATERIAL NONPUBLIC INFORMATION. The Manager understands that the Sub-Adviser and its affiliates may furnish investment management and advisory services to others, and that the Sub-Adviser and its affiliates shall be at all times free, in their discretion, to make recommendations to, and investments for, others which may or may not correspond to investments made for the Portfolios. The Manager further understands that the Sub-Adviser, its affiliates, and any officer, director, stockholder, employee or any member of their families may or may not have an interest in the securities whose purchase and sale the Sub-Adviser effects for the Portfolios. Actions taken by the Sub-Adviser on behalf of the Portfolios may be the same as, or different from, actions taken by the Sub-Adviser on its own behalf or for others or from actions taken by the Sub-Adviser's affiliates, officers, directors, partners, employees of the Sub-Adviser or its affiliates, or the family members of such persons or other investors. The Sub-Adviser represents that it has in effect a code of ethics that complies with Rule 17j-1 under the 1940 Act and has procedures in place that, taken together, provide reasonable enforcement of the code's provisions. Similarly, the Sub-Adviser represents that, with respect to the use of nonmaterial nonpublic information, it has complied, and will continue to comply, with Section 204A of the Investment Advisers Act of 1940, as amended ("Advisers Act") and any rules thereunder.

     7.   DISCLOSURE OF INFORMATION AND CONFIDENTIALITY.

     7.1 The Sub-Adviser, the Company and the Manager, either during or after the termination of this Agreement, are authorized with respect to matters arising out of this Agreement to make any disclosures and/or participate in any conduct required by any applicable law, rule, regulation, self-regulating organization, investment exchange or any other body having regulatory or enforcement responsibility with respect to any investment business conducted by the Sub-Adviser on behalf of the Portfolios.

     7.2 Subject to the preceding paragraph, the Sub-Adviser agrees that all information which has or will come into its possession or knowledge concerning the Portfolios or their investments in connection with this Agreement shall be held by the Sub-Adviser in confidence. The Sub-Adviser shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to the directors, officers or employees of the Sub-Adviser or its affiliated firms or of any third party appointed pursuant to this Agreement requiring such information and shall not disclose such information to any other person without the written consent of the Company; provided, however, that to the extent the investments for the Portfolios are similar to investments for other clients of the Sub-Adviser, the Sub-Adviser may disclose such investments without direct reference to the Portfolios. The Sub-Adviser may also include the names of the Portfolios in a representative client list and disclose their performance and the sub-advisory fees paid hereunder.

     7.3 Subject to the preceding paragraph, the Company and the Manager agree that all information which has or will come into their possession or knowledge concerning the operations and procedures of the Sub-Adviser shall be held by the Company and the Manager in confidence. The Company and the Manager shall make no use of such information other than for the performance of this Agreement, shall disclose such information only to their directors, officers or employees or those of its affiliated firms and shall not disclose such information to any other person without the written consent of the Sub-Adviser.

     7.4 The Manager and the Company agree not to refer to any designation comprised in whole or in part of the names or marks "Massachusetts Financial Services Company," "MFS Investment Management" or "MFS" or any other trademark relating to MFS in any advertisement or other document without prior consent of the Sub-Adviser. Similarly, the Sub-Adviser and its affiliates shall not refer to the Manager, the Company, the Portfolios, or other Fortis affiliates in any advertisement or other document without the Manager's prior consent. Upon termination of this Agreement, each party shall cease all use of any such name or mark as soon as reasonably practicable.


     8. DEALINGS WITH THE CUSTODIAN. The Manager shall notify the Sub-Adviser of the appointment of the custodian(s) ("Custodian") for all or any portion of the Portfolios' assets, shall provide the Sub-Adviser with a true and complete copy of each agreement with the Custodian that deals with the Portfolios' assets ("Custodian Agreements"), and shall provide the Sub-Adviser with the names of persons authorized to act on behalf of the Custodian and such other information as the Sub-Adviser shall reasonably require. The Sub-Adviser agrees to give instructions in accordance with the terms of the applicable Custodian Agreements. The Company agrees to provide promptly to the Sub-Adviser a copy of all relevant Custodian Agreements, and all changes made to such documents.

     9. DELEGATION OF THE SUB-ADVISER'S RESPONSIBILITIES. The Sub-Adviser may not delegate its investment advisory responsibilities as Sub-Adviser to the Portfolios. However, the Sub-Adviser may employ, retain or otherwise avail itself of the services and facilities of persons and entities within its own organization or any other organization for the purpose of providing the Sub-Adviser, the Manager or the Portfolios with such information, advice or assistance, including but not limited to advice regarding economic factors and trends and advice as to transactions in specific securities, as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or as may otherwise be helpful to the Manager or the Portfolios, or in the discharge of the Sub-Adviser's overall responsibilities with respect to the other accounts for which it serves as investment manager or investment adviser. The Sub-Adviser's acquisition of information, advice or assistance pursuant to this paragraph shall be at the Sub-Adviser's own expense and shall not relieve the Sub-Adviser of any of its obligations under this Agreement.

     10. COMPENSATION. For the services to be rendered under this Agreement and the facilities to be furnished, the Manager shall pay to the Sub-Adviser for each fiscal year of the Company, a monthly management fee at the annual rate for each Portfolio set out in Exhibit A. The monthly management fee shall be paid to the Sub-Adviser not later than the tenth business day of the month following the month in which such services were rendered and shall be based upon the average net asset values of all the issued and outstanding shares of the Portfolios as determined as of the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus of the Portfolio.

Payments of the monthly management fee will be accompanied by documentation that verifies the calculation of such fee. If the management of the Portfolios by the Sub-Adviser commences or terminates at any time other than the beginning or end of a month, the management fee shall be prorated for that portion of such month during which this Agreement was in force.

     11. REPRESENTATIONS OF THE SUB-ADVISER. The Sub-Adviser represents and agrees that:

     (a) The Sub-Adviser is registered as an "investment adviser" under the Advisers Act and is currently in compliance in all material respects and shall at all times continue to comply in all material respects with the requirements imposed upon it by the Advisers Act, the 1940 Act, state securities laws and all applicable rules and regulations thereunder as they relate to the services provided under this Agreement. The Sub-Adviser will immediately notify the Manager if it becomes aware of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or any other applicable law or regulation.

     (b) The Sub-Adviser will maintain, keep current and accurate, and preserve all records with respect to the Portfolios as are required of it under the Advisers Act and the 1940 Act, in the manner provided by such Acts and the rules thereunder. The Sub-Adviser agrees that such records are the property of the Company, and following termination of this Agreement will be surrendered to the Company promptly upon request except to the extent that they are required to be retained by the Sub-Adviser under applicable law and provided that the Sub-Adviser may keep copies of these records. Further, such records shall be open to inspection by the Company. The Sub-Adviser will also assure that the Company will have the same access as the Sub-Adviser has to records relating to the Portfolios that are held by relevant third parties. Such inspections will be at reasonable times during business hours and only upon reasonable notice of the Company's desire to make an inspection.

     (c) The Sub-Adviser agrees to advise the Manager of any developments, such as the reassignment of a portfolio manager, that would require Prospectus disclosure and to provide any necessary information related to such developments.

     (d) The Sub-Adviser has provided the Manager and the Company with a copy of its most recent and complete Form ADV and will promptly furnish them with copies of any material amendments to the Form.

     (e) If the Sub-Adviser's performance of its obligations under this Agreement takes place in the United Kingdom, the Sub-Adviser shall be and shall remain during the effectiveness of this Agreement, a member of the Investment Management Regulatory Organisation, Ltd. ("IMRO") and thereby regulated in the conduct of Investment Business (as defined in IMRO's rules) by the IMRO. The Company and the Manager will be treated as a Non-Private Customer (as defined in IMRO's rules) of the Sub-Adviser.

     (f) The Sub-Adviser shall furnish the Manager with a certificate, signed by a duly authorized officer of the Sub-Adviser that designates the officers or employees of the Sub-Adviser having authority to act for and on behalf of the Sub-Adviser in connection with this Agreement. The Sub-Adviser agrees that, until such time as the Manager is otherwise informed in writing by a duly authorized officer of the Sub-Adviser, the Manager shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by the Manager in good faith to be given by an authorized representative of the Sub-Adviser.

     12. REPRESENTATIONS OF THE MANAGER. The Manager represents and agrees that:

     (a) The Manager is registered as an "investment adviser" under the Advisers Act and has provided to the Sub-Adviser a copy of its most recent and complete Form ADV, along with a copy of the Investment Advisory and Management Agreement between the Manager and the Company and the current Company Prospectus regarding the Portfolios. After any amendment to the documents referenced in this paragraph, the Manager will promptly furnish a copy of such amended document to the Sub-Adviser. In addition, the Manager will provide the Sub-Adviser with notice of proposed changes in the Prospectus and the opportunity to review and comment upon such changes before they are finalized, wherever possible.

     (b) The Manager and the Company are currently in material compliance and shall at all times continue to be in material compliance with the relevant requirements of the Advisers Act, the 1940 Act, all applicable state securities and insurance laws, and the rules thereunder, as they pertain to the Portfolios.

     (c) The Manager shall furnish the Sub-Adviser with a certificate, signed by a duly authorized officer of the Manager that designates the officers or employees of the Manager having authority to act for and on behalf of the Manager in connection with this Agreement. The Manager agrees that, until such time as the Sub-Adviser is otherwise informed in writing by a duly authorized officer of the Manager, the Sub-Adviser shall be authorized and entitled to rely on any notice, instruction, request, order or other communication, given either in writing or orally, and reasonably believed by the Sub-Adviser in good faith to be given by an authorized representative of the Manager.

     13.  LIABILITY, INDEMNIFICATION AND FORCE MAJEURE.

     13.1 The Sub-Adviser, its affiliated firms or its or their employees, officers, or directors will not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolios, its shareholders, FBIC contract owners or First Fortis contract owners in connection with the performance of their duties under this Agreement, except for loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their duties or from reckless disregard by them of their duties under this Agreement.

     13.2 The Manager shall indemnify the Sub-Adviser against all claims which may be made against the Sub-Adviser in connection with the exercise of the powers and discretions conferred upon it pursuant to this Agreement, except insofar as such claims allege or are the result of the willful misfeasance, bad faith or gross negligence of the Sub-Adviser or any of its affiliated firms or its or their employees, officers or directors or its or their breach of this Agreement or violation of applicable law. Conversely, the Sub-Adviser shall indemnify the Manager and the Company against all claims alleging or resulting from the willful misfeasance, bad faith or gross negligence of the Sub-Adviser or any of its affiliated firms or its or their employees, officers or directors or its or their breach of this Agreement or violation of applicable law.

     13.3 Neither party shall be held responsible for their non-performance of any of their obligations under this Agreement by reason of any cause beyond their control, including any breakdown or failure of transmission, communication or computer facilities, postal or other strikes or similar industrial action and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

     13.4 Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from liability which it may have to any indemnified party otherwise than under this Section 9. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish and unless the indemnified party releases the indemnifying party from any further obligations under this Section 9 in connection with that action, assume the defense thereof, with counsel satisfactory to such indemnified party. After notice from the indemnifying party of its intention to assume the defense of an action, the indemnified party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such indemnified party under this section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

     14.  TERM, RENEWAL AND TERMINATION.

     14.1 This Agreement shall, with respect to the Portfolios, become effective as of the date first above written and shall remain in force for two years thereafter, and for successive annual periods thereafter but only so long as each such continuance is specifically approved at least annually by (1) a majority of the Directors of the Company who are not parties to this Agreement or interested persons of any such parties (other than as Directors of the Company), by vote cast in person at a meeting called for the purpose of voting on such approval; or (2) a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Portfolios. It shall be the duty of the Directors of the Company to request and evaluate, and the duty of the Manager and Sub-Adviser to furnish, such information as may be reasonably necessary to evaluate the terms of this Agreement and any renewal hereof.

     14.2 This Agreement may be terminated with respect to the Portfolios at any time without the payment of any penalty by the Portfolios (1) by a vote of a majority of the entire Board of Directors of the Company on sixty (60) days' written notice to the Manager and the Sub-Adviser; (2) by vote of the holders of a majority of the outstanding voting securities of such Portfolio (as defined in the 1940 Act); or (3) by the Sub-Adviser on 60 days' written notice to the Manager and the Company.

     14.3 This Agreement shall automatically terminate in the event of its assignment, as that term is defined in Section 2(a)(4) of the 1940 Act and the rules thereunder.

     14.4 Upon the Manager's receipt or service of any notice given by or to the Company concerning the termination of the Manager's appointment as the investment adviser to the Company, the Manager shall immediately forward a copy of such notice to the Sub-Adviser and the Sub-Adviser's appointment under this Agreement shall terminate on the same date as the termination of the Manager's appointment.

     15. AMENDMENT. No amendment to or modification of this Agreement shall be effective unless and until it is set forth in a written amendment signed by the Manager and the Sub-Adviser and approved by the vote of a majority of the outstanding shares of the Portfolios, as defined in the 1940 Act.

     16.  AUTHORITY AND ENFORCEABILITY.

     16.1 Each of the parties to this Agreement hereby represents that it is duly authorized and empowered to execute, deliver, and perform this Agreement and that such actions do not conflict with or violate any provision of law, rule, regulation, other legal requirement, contract or other instrument to which it is a party or to which it is subject and that this Agreement constitutes a valid and binding obligation, inuring to the benefit of the Manager and the Sub-Adviser and their respective successors, enforceable in accordance with its terms.

     16.2 If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be deemed to be replaced with a valid and enforceable provision that most closely reflects the intention of the parties.

     17. APPLICABLE LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of The Commonwealth of Massachusetts.

     18. NOTICES. All notices hereunder shall be in writing and shall be delivered in person or by facsimile (followed by delivery in person) to the parties at the addresses set forth below:


If to the Manager:                 Fortis Advisers, Inc.
                                   500 Bielenberg Drive
                                   St. Paul, MN 55125
                                   Fax #:  612-738-5262
                                   Attn:  Legal Department

If to the Sub-Adviser:             Massachusetts Financial Services Company
                                   500 Boylston Street
                                   Boston, MA  02116
                                   Fax # (617) 954-6624
                                   Attn:  Legal Department


or such other name or address as may be given in writing to the other party.

     Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, on the date on which such facsimile is sent.

     19. EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers.

                                        FORTIS ADVISERS, INC.

                                        By: /s/ Tamara L. Fagely
                                            --------------------
Attest:


_____________________________


                                        MASSACHUSETTS FINANCIAL SERVICES COMPANY


                                        By: /s/ Arnold D. Scott
                                             -----------------------
Attest:                                 Senior Executive Vice President



___________________________

                                    EXHIBIT A

      SERIES OF FORTIS SERIES FUND, INC. TO BE MANAGED BY THE SUB-ADVISER
                        AND APPLICABLE SUB-ADVISORY FEES




SERIES:                       SUB-ADVISORY FEES AS A % OF
----------------------------  AVERAGE DAILY NET ASSETS:

Capital Opportunities Series  For the first $200 million    .500%
                              $200 - $500 million           .450%
                              For assets over $500 million  .400%

Global Equity Series          For the first $200 million    .600%
                              $200 - $500 million           .550%
                              For assets over $500 million  .500%

Investors Growth Series       For the first $200 million    .500%
                              $200 - $500 million           .450%
                              For assets over $500 million  .400%

                                    EXHIBIT B




       EXAMPLES OF THE ROUTINE ACCOUNTING AND OPERATIONAL INFORMATION AND DOCUMENTATION REQUIREMENTS OF EACH PORTFOLIO TO BE SATISFIED BY THE SUB-ADVISER

                 The following information is to be provided to:

                            Fortis Series Fund, Inc.
                              ATTN: Fund Accounting
                                 P.O. Box 64284
                               St. Paul, MN 55164
                               FAX: (612) 738-0996
                              PHONE: (612) 738-4510

     1. DOCUMENTATION OF TRADES. On a daily basis, via facsimile, a listing of that day's executed trades and copies of the trade tickets for those trades. The signature or initials of the portfolio manager or duly authorized officer or employee of the Sub-Adviser should be placed on the trade tickets to validate the authenticity of the trading information.

     2. PORTFOLIO HOLDINGS. On a weekly basis, via facsimile, a list of the Portfolio's holdings. The list should include the following information, for each of the Portfolio's holdings, where applicable: long description, cusip/sedol number, maturity date, par/principal amounts, market value, market price, coupon rate and bond rating.

     3. SECURITY PRICING. In any instance where the pricing services utilized by the Department do not provide a price for a security held by the Portfolio, provide the Department with reasonable assistance in determining a price for such security.

mfssubak